PAYMENTUS HOLDINGS, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Paymentus Holdings, Inc. (the “Company”) believes that the granting of equity and cash compensation to members of the Company’s Board of Directors (the “Board,” and members of the Board, “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (“Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity awards (“Awards”) to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2021 Equity Incentive Plan, as amended from time to time, or if such plan no longer is in use at the time of the grant of an equity award, the meaning given such term or similar term in the equity plan then in place under which the equity award is granted (the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the cash, equity awards, and other compensation such Outside Director receives under this Policy.

1.
Effective Date. This Policy was approved by the Board and became effective February 13, 2023 (the “Effective Date”).
2.
Cash Compensation.
2.1.
Board Member Annual Cash Retainer. Following the Effective Date, each Outside Director will be paid an annual cash retainer of $30,000. There are no per‑meeting attendance fees for attending Board meetings or meetings of any committee of the Board.
2.2.
Additional Annual Cash Retainers. Following the Effective Date, each Outside Director who serves as Lead Independent Director or the chairperson or a member of a committee of the Board will be eligible to earn additional annual fees as follows:

Lead Independent Director:	$15,000
Audit Committee Chairperson:	$20,000
Audit Committee Member:	$10,000
Compensation Committee Chairperson:	$12,000
Compensation Committee Member:	$6,000
Nominating and Corporate Governance Committee Chairperson:	$8,000
Nominating and Corporate Governance Committee Member:	$4,000

On occasion, short-term ad hoc committees may be formed by the Board to address particular oversight needs. In the event that an ad-hoc committee is formed by the Board, the committee chairperson shall be paid a quarterly retainer of $2,000 and each other committee member shall be paid a quarterly retainer of $1,000, payable in each case at the end of each fiscal quarter during which the ad hoc committee existed.

For clarity, each Outside Director who serves as the chairperson of a committee will receive only the additional annual fee as the chairperson of the committee and not the additional annual fee as a member of such committee while serving as such chairperson, provided, that the Outside Director who serves as the Lead Independent Director will receive the annual fee for services provided in such role as well as the annual fee as an Outside Director.

2.3.
Payment Timing and Proration. Each annual cash retainer under this Policy will be paid quarterly in arrears on a prorated basis to each Outside Director who has served in the relevant capacity at any time during the immediately preceding fiscal quarter of the Company (“Fiscal Quarter”), and such payment will be made no later than the last day of the first month following the end of such immediately preceding Fiscal Quarter. For clarity, an Outside Director who has served as an Outside Director, as a member of an applicable committee (or chairperson thereof), or as Lead Independent Director during only a portion of the relevant Fiscal Quarter will receive a prorated payment of the quarterly installment of the applicable annual cash retainer(s), calculated based on the number of days during such Fiscal Quarter such Outside Director has served in the relevant capacities.
2.4.
No Cash Compensation to Founder Director. Notwithstanding the foregoing provisions of this Section 2, no Outside Director who also is a Founder Director (as defined below) will be provided any cash compensation pursuant to this Section 2.
3.
Equity Compensation. Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Section 3.2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:
3.1.
No Discretion. No person will have any discretion to select which Outside Directors will be granted Awards under this Policy or to determine the number of Shares to be covered by such Awards (except as provided in Sections 3.3.2 and 11 below).
3.2.
Equity Award. Each Outside Director shall be granted under the Plan an award of restricted stock units (“RSUs”) for shares of Paymentus’ Class A common stock (“Shares”) each year (the “Annual Award”), on the earlier of (a) the first business day following the annual stockholder meeting or (b) June 15, with a Value of $170,000 (with the number of Shares subject to the Annual Award, if any fractional Share results, rounded down to the nearest whole Share). An Outside Director joining the Board after the most recent Annual Award shall be entitled to a prorated grant on the date they become a Service Provider with a Value of $170,000 times the number of days of service expected prior to the next Annual Award (assuming the next Annual Award date will be the anniversary date of the most recent Annual Award) divided by 365. The RSUs shall vest one year from the date of grant, subject to the Outside Director remaining a Service Provider through the applicable vesting date.
3.3.
Additional Terms of Annual Awards. The terms and conditions of each Annual Award will be as follows:

3.3.1.
Each Annual Award granted under this Policy will be granted under and subject to the terms and conditions of the Plan and the applicable award agreement previously approved by the Board or its Committee (as defined below), as applicable, for use under the Plan.
3.3.2.
The Board or its Committee, as applicable and in its discretion, may change and otherwise revise the terms of the Awards that may be granted under this Policy in the future pursuant to this Policy, including without limitation the number of Shares subject thereto and type of Award.
3.3.3.
For purposes of this Policy, “Value” means, with respect to an Award of Restricted Stock Units, the Fair Market Value of the total number of Shares subject to the Award as of such Award’s grant date.
3.3.4.
All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.
3.4.
No Grants of Awards to Founder Director. Notwithstanding the foregoing provisions of this Section 3, no Outside Director who also is a Founder Director will be granted any Awards pursuant to this Section 3.
4.
Change in Control. In the event of a Change in Control, each Outside Director will fully vest in his or her outstanding Awards that were granted to him or her while an Outside Director, as of immediately prior to the Change in Control, provided that the Outside Director continues to be an Outside Director through the date of such Change in Control.
5.
Annual Compensation Limit. No Outside Director may be granted, in any Fiscal Year, Awards, the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles, and be provided any other compensation (including without limitation any cash retainers or fees), in amounts that, in the aggregate, exceed $550,000. Any Awards or other compensation provided to an individual for his or her services as an Employee, or for his or her services as a Consultant other than as an Outside Director, will be excluded for purposes of this Section 5.
6.
Founder Director. For purposes of this Policy, “Founder Director” means any individual who has served as a Director at any time prior to December 31, 2020.
7.
Travel Expenses. Each Outside Director’s reasonable, customary and documented travel expenses to meetings of the Board and its committees, as applicable, will be reimbursed by the Company.
8.
Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs (other than any ordinary dividends or other ordinary distributions), the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number and class of shares of stock issuable pursuant to Awards granted under this Policy.

9.
Section 409A. In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (a) the fifteenth (15th) day of the third (3rd) month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (b) the fifteenth (15th) day of the third (3rd) month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A. It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company or any of its Parent or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless an Outside Director (or any other person) for any taxes imposed or other costs incurred as a result of Section 409A.
10.
Stockholder Approval. Unless otherwise required by applicable law, following such approval, this Policy will not be subject to approval by the Company’s stockholders, including, for clarity, as a result of or in connection with any action taken with respect to this Policy as contemplated in Section 11.
11.
Revisions. The Board or any committee of the Board that has been designated appropriate authority with respect to Outside Director compensation (or with respect to any applicable element or elements thereof, authority with respect to such element or elements) (the “Committee”) may amend, alter, suspend or terminate this Policy at any time and for any reason. Further, the Board may provide for cash, equity, or other compensation to Outside Directors in addition to the compensation provided under this Policy. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Committee’s ability to exercise the powers granted to it with respect to Awards granted under the Plan pursuant to this Policy before the date of such termination, including without limitation such applicable powers set forth in the Plan.

* * *